nFusz Appoints Honorable Phillip J. Bond to Board of Directors

-	Former Undersecretary for Technology, U.S. Department of Commerce Joins as Independent Member

HOLLYWOOD, August 28, 2018 (GLOBE NEWSWIRE) — nFusz, Inc. (OTCQB:FUSZ), a leader in business-focused interactive video and the pioneer of augmented sales intelligence software, announced that it has appointed to its board of directors the Honorable Phillip J. Bond, former Undersecretary for Technology, U.S. Department of Commerce.

“We are delighted to welcome Phil Bond to our team,” stated nFusz CEO Rory J. Cutaia. “As I’ve said repeatedly, our mission is to create and enhance stockholder value and one of the most effective ways of doing that is to surround ourselves with the best and the brightest. Phil Bond certainly more than checks that box. Over the course of his more than 25-year career on Capitol Hill, which included, among other things, his service as Undersecretary of the U.S. Department of Commerce for Technology, Phil worked to further advance America’s technological leadership at home and around the world.”

“Phil’s relationships, resources, and experience will provide enormous value to the company and our stockholders as we continue to execute our growth strategies, secure our industry leadership status, and execute our plan to uplist to the NASDAQ Stock Market,” continued Mr. Cutaia.

“I am thrilled to join nFusz’s Board and work alongside Rory and his talented team to build a truly great, industry leading technology company,” stated Mr. Bond. “The implications across industries for the nFusz interactive video technology for sales augmentation, as well as for data collection and analysis in healthcare and education, among many other industries, are very exciting. As with most opportunities, timing is critical, and nFusz and its technology are in the right place at the right time. I believe my background is uniquely suited to helping the team execute their plans and I’m excited to get started.”

The effective date of Mr. Bond’s appointment to the nFusz Board of Directors is September 10, 2018. He will serve on each of our three Board committees: Audit, Compensation, and Governance and Nominating.

About Honorable Phillip J. Bond

Phil Bond is President of Government Relations at Potomac International Partners, Inc., a multidisciplinary consulting firm that matches ideas with needs and creates opportunities from challenges.

From 2001 to 2005, Mr. Bond was Undersecretary of the U.S. Department of Commerce for Technology, and from 2002 to 2003 served concurrently as Chief of Staff to Commerce Secretary Donald Evans. In his dual role, Mr. Bond worked closely with Secretary Evans to increase market access for U.S. goods and services and further advance America’s technological leadership at home and around the world. He oversaw the operations of the National Institute of Standards and Technology (NIST), the Office of Technology Policy, and the National Technical Information Service. During his tenure, the Technology Administration was the pre-eminent portal between the federal government and the U.S. technology industry.

Earlier in his career, Mr. Bond served as Senior Vice President of Government Relations for Monster Worldwide, the world’s largest online career site, and General Manager of Monster Government Solutions. Mr. Bond also served as Director of Federal Public Policy for the Hewlett-Packard Company; Senior Vice President for Government Affairs and Treasurer of the Information Technology Industry Council; as Chief of Staff to the late Congresswoman Jennifer Dunn (R-WA); Principal Deputy Assistant Secretary of Defense for Legislative Affairs; Chief of Staff and Rules Committee Associate for Congressman Bob McEwen (R-OH); and as Special Assistant to the Secretary of Defense for Legislative Affairs.

Mr. Bond is a graduate of Linfield College in Oregon. During his 25-plus year career in Washington, Mr. Bond has been recognized for his leadership roles in the Executive branch, on Capitol Hill, at major high technology companies, and most recently as the CEO of TechAmerica, the largest technology advocacy association in the U.S. His professional accolades include:

●	Named to the Federal 100, the annual listing by Federal Computer Week of the most influential people in government technology;
●	Named one of the Top 50 Tech Leaders of 2003 by Scientific American magazine for his policy leadership around nanotechnology;
●	Elected Deputy Chair of the World Information Technology and Services Alliance, a federation of more than 70 national technology associations around the world;
●	Named a Tech Titan in Washingtonian Magazine’s annual listing of tech leaders; and
●	Recognized by Roll Call, the Capitol Hill newspaper, as one of The Fabulous Fifty, a listing of the most powerful staff in Congress.

About nFusz, Inc.

nFüsz, Inc. (OTCQB:FUSZ) is a recognized leader in business-focused interactive video and the pioneer of augmented sales intelligence software. The company’s flagship product, notifiCRM, is the first interactive video-based customer relationship management (CRM) platform that allows anyone to create, distribute, post, track, and measure interactive videos that do the selling for you, effectively eliminating friction and sales skill from the sales process. Prospects and customers can respond to a call to action by clicking right in the video, while the video is playing and while their interest level is piqued – and no download of any kind is required. nFusz products are cloud-based, Software-as-a-Service (SaaS), and are accessible on all mobile and desktop devices. nFusz users report significant increases in engagement and conversion rates and the company’s enterprise-class global platform can accommodate any size campaign or sales organization. nFusz products give business professionals the tools they need to compete effectively in today’s video-centric business and social media environment. The company’s newest products, also based on its interactive video technology platform, include notifiMED, for the healthcare industry, and notifiEDU, for the education sector. For more information on nFüsz, Inc., visit www.nFusz.com.

Safe Harbor Statement

This press release may contain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company’s actual results. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other filings with the U. S. Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact Information

LHA Investor Relations, Kirsten Chapman/Moriah Shilton 415-433-3777 nfusz@lhai.com